STOCK PURCHASE AGREEMENT

                                  BETWEEN

                           THE STOCKHOLDERS OF
                   LOCKERT JACKSON AND ASSOCIATES, INC.

                                    AND

                       WESTCOTT COMMUNICATIONS, INC.







                               March 1, 1995

                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE 1
                        PURCHASE AND SALE OF STOCK

     1.1    Sale of Stock. . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .1

                                 ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     2.1    Due Organization . . . . . . . . . . . . . . . . . . . . . . .2
     2.2    Due Authorization. . . . . . . . . . . . . . . . . . . . . . .2
     2.3    Investment Purposes. . . . . . . . . . . . . . . . . . . . . .2
     2.4    Information Furnished to Purchaser . . . . . . . . . . . . . .3
     2.5    Brokers and Finders. . . . . . . . . . . . . . . . . . . . . .3

                                 ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF LOCKERT JACKSON
                           AND THE STOCKHOLDERS

     3.1    Due Organization . . . . . . . . . . . . . . . . . . . . . . .3
     3.2    Capitalization; Ownership of Shares. . . . . . . . . . . . . .3
     3.3    No Liens on Shares . . . . . . . . . . . . . . . . . . . . . .3
     3.4    Other Rights to Acquire Capital Stock; Dividends . . . . . . .4
     3.5    Due Authorization. . . . . . . . . . . . . . . . . . . . . . .4
     3.6    No Consents. . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.7    Tax or Informational Returns . . . . . . . . . . . . . . . . .5
     3.8    Assets and Liabilities . . . . . . . . . . . . . . . . . . . .5
     3.9    Properties . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.10   Licenses and Permits . . . . . . . . . . . . . . . . . . . . .5
     3.11   Intellectual Rights. . . . . . . . . . . . . . . . . . . . . .5
     3.12   Compliance with Laws . . . . . . . . . . . . . . . . . . . . .6
     3.13   Employee Plans . . . . . . . . . . . . . . . . . . . . . . . .6
     3.14   Contracts and Agreements . . . . . . . . . . . . . . . . . . .6
     3.15   Claims and Proceedings . . . . . . . . . . . . . . . . . . . .7
     3.16   Financial Statements . . . . . . . . . . . . . . . . . . . . .7
     3.17   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.18   Business Relations . . . . . . . . . . . . . . . . . . . . . .8
     3.19   Brokers and Finders. . . . . . . . . . . . . . . . . . . . . .8

     3.20   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.21   Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .8
     3.22   Information Furnished to Purchaser . . . . . . . . . . . . . .9
     3.23   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.24   Customers. . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.25   Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . .9

                                 ARTICLE 4
                           CONCURRENT DELIVERIES

     4.1    Deliveries to the Purchaser. . . . . . . . . . . . . . . . . .9
     4.2    Deliveries to the Stockholders . . . . . . . . . . . . . . . 10

                                 ARTICLE 5
                              INDEMNIFICATION

     5.1    Indemnification of the Purchaser . . . . . . . . . . . . . . 11
     5.2    Indemnification of the Stockholders. . . . . . . . . . . . . 11
     5.3    Defense of Third-Party Claims. . . . . . . . . . . . . . . . 12
     5.4    Direct Claims. . . . . . . . . . . . . . . . . . . . . . . . 13
     5.5    Limitations on Liability . . . . . . . . . . . . . . . . . . 13

                                 ARTICLE 6
                               MISCELLANEOUS

     6.1    Collateral Agreements, Amendments, and Waivers . . . . . . . 16
     6.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . 16
     6.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.4    Sales Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.5    Invalid Provisions . . . . . . . . . . . . . . . . . . . . . 16
     6.6    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.7    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.8    Survival of Representations, Warranties, and
            Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.9    Further Assurances . . . . . . . . . . . . . . . . . . . . . 17
     6.10   No Third-Party Beneficiaries . . . . . . . . . . . . . . . . 18
     6.11   Best Knowledge . . . . . . . . . . . . . . . . . . . . . . . 18
     6.12   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . 18
     6.13   Interpretation . . . . . . . . . . . . . . . . . . . . . . . 18
     6.14   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 18
     6.15   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 19

     6.16   Sections; Exhibits . . . . . . . . . . . . . . . . . . . . . 19
     6.17   Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . 19
     6.18   Number and Gender of Words . . . . . . . . . . . . . . . . . 19
     6.19   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 19


                                 EXHIBITS

A - Stockholders
B - Form of Noncompetition Agreement
C - Form of Agreement

                         STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") is made effective as of March 1, 1995, among Westcott Communications, Inc., a Texas corporation (the "Purchaser"), and Ms. Ellen Lockert, Ms.
Nina Jackson, and Ms. Christine Marit Saltrones (each a
"Stockholder" and collectively, the "Stockholders").

                                BACKGROUND:

     The Stockholders own an aggregate of 1000 shares of the common stock of Lockert Jackson and Associates, Inc. ("Lockert Jackson"), which represent all of the issued and outstanding shares of capital stock of Lockert Jackson (the "Shares").

     Purchaser desires to purchase from the Stockholders and each of the Stockholders desires to sell to Purchaser all of the Shares owned by her, upon the terms and subject to the conditions set forth in this Agreement.

                                AGREEMENTS:

     In consideration of the respective representations, warranties, covenants, and conditions set forth in this Agreement, the parties agree as follows:

                                 ARTICLE

                        PURCHASE AND SALE OF STOCK

     1.1 Sale of Stock. On the basis of the representations and warranties and for the consideration set forth in this Agreement, concurrently with the execution of this Agreement, each of the Stockholders sells, transfers and conveys to the Purchaser all of the Shares owned by her on the terms and conditions set forth in this Agreement.

     1.2  Purchase Price.  The Purchase Price payable by the
Purchaser in consideration for the sale of the Shares is $1,500,000 (the "Purchase Price"), which is being paid by the Purchaser concurrently with the execution of this Agreement through a wire transfer to the Stockholders as follows:
          Shareholder              Purchase Price Allocation

          Ellen Lockert                 $675,000
          Nina Jackson                  $675,000
          Christine Marit Saltrones     $150,000

                                 ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Stockholders as follows (with the understanding that the Stockholders are relying materially on each such representation and warranty in entering into and performing this Agreement):

     2.1 Due Organization. The Purchaser is a corporation, validly existing, and in good standing under the laws of the State of Texas and has full power and authority and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are owned or leased and such business is conducted.

     2.2 Due Authorization. The Purchaser has full power and authority to enter into and perform its obligations under this Agreement and each agreement, instrument, and document required to be executed by the Purchaser in accordance with this Agreement.
The execution, delivery, and performance by the Purchaser of this Agreement and the agreements, documents, and instruments required to be executed and delivered by the Purchaser in accordance with this Agreement have been duly authorized by the Board of Directors of the Purchaser. This Agreement and the agreements, documents, and instruments required to be executed and delivered by the Purchaser in accordance with this Agreement have been duly and validly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. Neither the execution, delivery, nor performance of this Agreement or any other agreement, instrument, or document to be executed by the Purchaser in connection with this Agreement shall (a) violate or conflict with, or permit the cancellation of, any agreement to which the Purchaser is a party, or by which it or any of its properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, or (b) violate or conflict with any provision of the Articles of Incorporation or the Bylaws of the Purchaser. To the best of the Purchaser's knowledge, the execution, delivery, or performance of this Agreement or any other agreement, instrument, or document to be executed by the Purchaser in connection with this Agreement shall not violate any federal, state, county, or local law, rule, or regulation applicable to the Purchaser or its properties.

     2.3 Investment Purposes. Purchaser is acquiring the Shares for investment purposes and not with a view toward resale or distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the Shares.

     2.4 Information Furnished to Purchaser. Purchaser has been provided with, and are familiar with, the financial and other information regarding the business and operations of Lockert Jackson, that Purchaser deems necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 2.4 shall constitute a representation or warranty by Purchaser that disclosure schedules delivered by the Stockholders in accordance with Section 6.16 are complete and/or accurate, nor shall this
Section 2.4 reduce any liability of the Stockholders to indemnify Purchaser for or in connection with a breach or default of the representations and warranties set forth in Article 3.

     2.5 Brokers and Finders. The Purchaser has not incurred any liability to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement.

                                 ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF LOCKERT JACKSON
                           AND THE STOCKHOLDERS

     Each of the Stockholders jointly and severally represent and warrant to the Purchaser as follows (with the understanding that the Purchaser is relying materially on each such representation and warranty in entering into and performing this Agreement):

     3.1 Due Organization. Lockert Jackson is a corporation validly existing and in good standing under the laws of the State of Washington and has full power and authority and is qualified to own or lease its properties and to carry on its businesses in the U.S. and in the places where such properties are owned or leased and such business is conducted. Lockert Jackson does not maintain any offices or own any property outside of the State of Washington.

     3.2 Capitalization; Ownership of Shares. The authorized capital stock of Lockert Jackson consists of 1000 shares of Common Stock, no par value per share, all of which, being the Shares, are issued, and outstanding and none of which are held as treasury shares. All of the Shares are duly authorized validly issued, fully paid and nonassessable. All of the Shares are owned of record and beneficially by the Stockholders as set forth on Exhibit
A. None of the Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any person.

     3.3 No Liens on Shares. Each Stockholder is the true and lawful owner, of record and beneficially, of her Shares, free and clear of any liens, restrictions, security interests, claims, rights of another, or encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other person to acquire same, and none of the Shares is subject to any restriction on the transfer thereof except for such restrictions imposed by applicable federal and state securities laws. Each Stockholder has full power and authority to convey good title to her Shares, free and clear of any mortgages, liens, restrictions, security interests, claims, rights of another, or encumbrances.

     3.4 Other Rights to Acquire Capital Stock; Dividends. Except as set forth in this Agreement, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from Lockert Jackson any equity or debt securities of Lockert Jackson, or securities convertible into or exchangeable for equity or debt securities of Lockert Jackson, and there are no shares of capital stock of Lockert Jackson reserved for issuance for any purpose nor any contracts, commitments, understandings, or arrangements which require Lockert Jackson to issue, sell or deliver any additional shares of its capital stock. There are no declared but unpaid dividends or distributions owing by Lockert Jackson in respect of its capital stock, and Lockert Jackson has not paid any dividends or distributions in respect of its capital stock, nor has it entered into any agreement, commitment, or understanding to declare or pay any such dividend or distribution.

     3.5 Due Authorization. The Stockholders have full power and authority to enter into and perform their respective obligations under this Agreement and each agreement, instrument, and document required to be executed by the Stockholders in accordance with this Agreement. This Agreement, and the agreements, documents, and instruments required to be executed and delivered by the Stockholders in accordance with this Agreement have been duly and validly executed and delivered by the Stockholders and constitute valid and binding obligations of the Stockholders enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefor may be brought. Neither the execution, delivery, nor performance of this Agreement or any other agreement, instrument, or document to be executed by the Stockholders in connection with this Agreement shall
(a) violate or conflict with, or permit the cancellation of, any agreement to which Lockert Jackson is a party, or by which it or any of its properties are bound, or result in the creation of any lien, security interest, charge, or encumbrance upon any of such properties, or (b) result in the acceleration of the maturity of any indebtedness of, or indebtedness secured by any property or other assets of, Lockert Jackson.

     3.6 No Consents. Except as set forth on Schedule 3.6, no consent or approval of any governmental agency or third party is required in order for any of the Stockholders to enter into and perform this Agreement or any agreement, instrument, or document executed by the Stockholders in accordance with this Agreement, or for Purchaser to acquire the Shares.

     3.7 Tax or Informational Returns. Schedule 3.7 is a true and correct copy of all federal and state income and sales tax or informational returns of Lockert Jackson for its 1993 and 1994 fiscal years.

     3.8 Assets and Liabilities. Schedule 3.8A sets forth all of the material assets of Lockert Jackson that would customarily be reflected on financial statements (which, together with all other tangible and intangible assets, constitute the "Transferred Assets"). Notwithstanding anything to the contrary contained in this Agreement, there shall be excluded from the sale, transfer, conveyance and assignment hereunder, and the Transferred Assets shall not include, any debt, liability or obligation of, or claim against, any past or present shareholder, director or officer of Lockert Jackson, except to the extent that the same is reflected as an asset of Lockert Jackson on the Financial Statements. Schedule 3.8B sets forth all obligations and liabilities, absolute or contingent, including, but not limited to, all liens, security interests, claims, charges or other encumbrances against Lockert Jackson or any of the Transferred Assets that would customarily be reflected on financial statements, except for liabilities incurred in the ordinary course of business between February 28, 1995 and the date of the disclosure schedules attached to this Agreement, which are disclosed in Schedule 3.8C.

     3.9 Properties. Other than liens for taxes not yet due, upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to the Transferred Assets, free and clear of all liens, security interests, claims, and encumbrances, except as set forth on Schedule 3.9. There are no pending or, to the best of each of the Stockholders' knowledge, threatened condemnation or similar proceedings or assessments affecting the Transferred Assets.

     3.10 Licenses and Permits. Set forth on Schedule 3.10 is a list of all federal, state, county, and local governmental licenses, authorizations, certificates, and permits held or applied for by Lockert Jackson. Lockert Jackson has complied in all material respects, and is in compliance in all material respects, with the terms and conditions of all such licenses, authorizations, certificates, and permits and no material violation of any such licenses, authorizations, certificates, or permits, or the laws or rules governing the issuance or continued validity thereof, has occurred. To the best knowledge of the Stockholders, no additional license, authorization, certificate, permit, or order is required from any federal, state, county, or local governmental agency or body thereof in connection with the conduct of the business of Lockert Jackson as presently conducted, except as may be required by authorities listed on Schedule 3.17A. No claim has been made by any governmental authority (and, to the actual knowledge of and each of the Stockholders, no such claim is anticipated) to the effect that any license, authorization, certificate, permit, or order in addition to those listed on Schedule 3.10 is necessary in respect of the business as presently conducted by Lockert Jackson.

     3.11 Intellectual Rights. Schedule 3.11 is a list and description of all patents, trademarks, service marks, trade names, and copyrights and applications therefor owned by or registered in the name of Lockert Jackson or in which Lockert Jackson has any right, license, or interest. Except for the agreements listed on
Schedule 3.14, Lockert Jackson is not a party to any license agreements, either as licensor or licensee, with respect to any patents, trademarks, service marks, trade names, or copyrights or applications therefor. Lockert Jackson has good and marketable title to or the right to use such assets and all inventions, processes, designs, formulae, trade secrets, and know-how used in the conduct of its business as presently conducted, without the payment of any royalty or similar payment, except as set forth in
Schedule 3.14. To the best knowledge of the Stockholders, (a) Lockert Jackson is not infringing any patent, trademark, service mark, trade name, or copyright of others, and (b) no third party is infringing any such rights owned by Lockert Jackson.

     3.12 Compliance with Laws. To the best knowledge of the Stockholders, Lockert Jackson has complied in all material respects, and is in compliance in all material respects, with all federal, state, county, and local laws, regulations, and orders that are applicable to Lockert Jackson's business as presently conducted and has filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which Lockert Jackson or its properties or operations are subject. Lockert Jackson has not received any claim of or from any governmental authority (and, to the best knowledge of each of the Stockholders, no such claim is anticipated) to the effect that the business as presently conducted by Lockert Jackson fails to comply, in any material respect, with any law, rule, regulation, or ordinance, other than those set forth on Schedule 3.17A. Without limiting the foregoing, Lockert Jackson has complied with all judicial and governmental requirements relating to pollution and environmental control and regulation and employee health and safety including, but not limited to, laws, rules, regulations, ordinances, and orders related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, presence, emission, discharge, release, or threatened release into or on the air, land, surface, water, groundwater, personal property, or structures, wherever located, of any contaminants, hazardous materials, hazardous or toxic substances, or wastes as defined under any federal, state, or local laws, regulations, or ordinances.

     3.13 Employee Plans.  Except as set forth in Schedule 3.14A,
Lockert Jackson does not have any employee benefit, savings, or retirement plans or agreements or employment or consulting contracts or agreements, whether or not subject to ERISA ("Employee Plans").

     3.14 Contracts and Agreements.  The agreements listed on
Schedule 3.14A constitute all of the material written or oral contracts, commitments, leases, and other agreements currently in force or enforceable by or against Lockert Jackson. Lockert Jackson has afforded, to the Purchaser and its officers, attorneys, and other representatives the opportunity to review complete and correct copies of all such contracts, commitments, leases, and other agreements to which Lockert Jackson is a party or by which Lockert Jackson or its properties are bound. Except as identified as aging accounts receivable in Schedule 3.21 or as otherwise set forth in Schedule 3.14B, Lockert Jackson is not and, to the best knowledge of each of the Stockholders, no other party thereto is in default (and, to the best knowledge of the Stockholders, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default) under any such contract, commitment, lease, or other agreement. Lockert Jackson has not waived any right under any such contract, commitment, lease, or other agreement, which waivers, individually or in the aggregate would have a material adverse affect on the business or operations of Lockert Jackson. The Stockholders have not received any notice of default or termination under any such contract, commitment, lease, or other agreement and, except as contemplated by this Agreement, Lockert Jackson has not assigned or otherwise transferred any rights under any such contract, commitment, lease, or other agreement, except as set forth in Schedule 3.14B. There are no written or oral contracts, commitments, or other agreements pursuant to which or in connection with which Lockert Jackson has accepted payment for services or goods yet to be performed or provided by Lockert Jackson to a third party other than those set forth in Schedule 3.14C (including a description of such services or goods to be performed or delivered and the amounts received by Lockert Jackson).

     3.15 Claims and Proceedings. Except as set forth in Schedule 3.15, the Stockholders have not received notice of any claims, actions, suits, proceedings, or investigations pending and, to the best knowledge of each of the Stockholders, or threatened against or affecting Lockert Jackson or any of its properties or assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency, or instrumentality. No inquiry, action, or proceeding has been asserted, instituted, or, to the best knowledge of each of the Stockholders, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of each of the Stockholders, there is no basis for any such claim or action.

     3.16 Financial Statements. Lockert Jackson has delivered to Purchaser a complete and correct copy of Lockert Jackson's unaudited balance sheet and income statement at and for the twelve month period ended December 31, 1994 and for the two month period ended February 28, 1995 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with periods subsequent to 1992 and each of the Financial Statements fairly present the financial position, results of operations, and changes in financial position of Lockert Jackson as of the indicated date and for the indicated period. Purchaser has reviewed the accounting methods used to determine Lockert Jackson's deferred revenue, prepaid production expense, start-up costs, and deferred marketing expense and has found such methods to be reasonable. Since February 28, 1995, there has been no material adverse change in the financial position, assets, results of operations, or business of Lockert Jackson, other than those normally encountered in the market place. To the best knowledge of each of the Stockholders there are no current or pending developments or circumstances, which would have a material adverse effect on the business, properties, or assets of Lockert Jackson.

     3.17 Taxes. Except as set forth on Schedule 3.17A, all federal, foreign, state, county, and local income, gross receipts, excise, property, franchise, license, sales, use, withholding, and other tax (collectively, "Taxes") returns, reports, and declarations of estimated tax (collectively, "Returns") which were required to be filed by Lockert Jackson on or before the date hereof have been filed within the time and in the manner provided by law, and all such Returns are true and correct and accurately reflect the Tax liabilities of Lockert Jackson. All Taxes, assessments, penalties, and interest which have become due pursuant to such Returns have been paid or adequately accrued in the Financial Statements. Schedule 3.17B lists all of the states in which Lockert Jackson has filed Returns during the 1993 and 1994 calendar years and sets forth the amount and type of Taxes paid to such states. Lockert Jackson has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no pending or, to the best of each of the Stockholders' knowledge, threatened, claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, "Lockert Jackson Tax Actions") with respect to any Taxes owed or allegedly owed by Lockert Jackson. To the best knowledge of each of the Stockholders, there is no basis for any Lockert Jackson Tax Actions. There are no tax liens on any of the assets of Lockert Jackson. Except as set forth in Schedule 3.17C, proper and accurate amounts have been withheld and remitted by Lockert Jackson from and in respect of its employees for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations. Lockert Jackson is, and for all of its existence has been, a C corporation as defined in Section 1361 of the Internal Revenue Code of 1986, as amended.

     3.18 Business Relations. None of the Stockholder knows or has any reason to believe that any customer, client, or supplier of Lockert Jackson will cease or otherwise refuse to do business with the Purchaser after the consummation of the transactions contemplated hereby in the same manner as such business was previously conducted with Lockert Jackson; provided that Purchaser operates Lockert Jackson in a manner similar to Lockert Jackson's past practice. This Section 3.18 does not constitute a warranty by the Stockholders of the size of the subscription base that will be maintained by the Purchaser following the consummation of the transactions contemplated hereby or of subscribers' satisfaction with video tapes, programs or services provided by the Purchaser.

     3.19 Brokers and Finders. Neither Lockert Jackson nor any of the Stockholders has caused any liability to be incurred to any finder, broker, or sales agent in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated hereby, other than to William Golding of Business Consultants, Inc. in an amount not exceeding $40,000.

     3.20 Inventory. Schedule 3.20 is a true, complete and accurate list of each video tape catalogue, instructor's guide, and item of the tape inventory of Lockert Jackson's videotapes for subscription sales. Lockert Jackson owns such inventory free and clear of all liens, security interests and third party claims which would interfere with the use of such inventory, subject to the agreements listed on Schedule 3.14.

     3.21 Accounts Receivable. Schedule 3.21 is a list (including a description) of all of the Accounts Receivable of Lockert Jackson at March 27, 1995. Except as listed on Schedule 3.8B, all of such Accounts Receivable are free and clear of any security interests, liens, encumbrances, or other charges; to the best of the Stockholder's knowledge, none of such Accounts Receivable are subject to any offset or claims of offset, and none of the obligors of such Accounts Receivable have given written or oral notice that they will or may refuse to pay the full amount thereof or any portion thereof, except as identified on Schedule 3.21.

     3.22 Information Furnished to Purchaser. Lockert Jackson has made available to the Purchaser and its officers, attorneys, accountants, and representatives true and correct copies of all agreements, documents, and other items listed on the schedules to this Agreement and all books and records of Lockert Jackson, and, to the best knowledge of each of the Stockholders, neither this Agreement, the attached schedules, nor any information, agreements, or documents delivered to or made available to the Purchaser or its officers, attorneys, accountants, or representatives pursuant to this Agreement contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading. This Section 3.22 shall be interpreted consistent with Rule 10b-5 promulgated under the Securities and Exchange Act of 1934, as amended.

     3.23 Subsidiaries. Lockert Jackson has no direct or indirect subsidiaries and no stock or other equity or ownership interests
(whether controlling or not) in any corporation, association, partnership, joint venture.

     3.24 Customers. Schedule 3.24 accurately sets forth as of March 27, 1995 the name of each existing customer and subscriber of Lockert Jackson and a description of the date and term of the agreement, if the agreement is effective or obligates Lockert Jackson to future performance, relating to the customer or subscriber.

     3.25 Ordinary Course.  Since February 28, 1995, Lockert
Jackson has conducted its business only in the ordinary course consistent with its past practices.

                                 ARTICLE 4

                           CONCURRENT DELIVERIES

     4.1 Deliveries to the Purchaser. Concurrently with, and as a condition to, its delivery and execution of this Agreement, the Stockholders are delivering to the Purchaser the following:

          (a)  A certificate executed by the President of Lockert
     Jackson accurately setting forth the number of customers and subscribers as of the date hereof as customarily counted by Lockert Jackson.

          (b) The Noncompetition Agreements in the form attached as Exhibit B (the "Noncompetition Agreement"), duly executed by each of the Stockholders.

          (c) At least one master copy of each item of tape inventory included in the Transferred Assets.

          (d) Physical possession of all items of tangible property included in the Transferred Assets, including, without limitation, all subscription documents and records, any and all operating manuals, third party warranties, and like materials and data in Lockert Jackson's and the Stockholders' possession relating to the operation of business, facilities, improvements, and equipment of Lockert Jackson, and all books and records, accounting information, and operating information and data, whether current or historical.

          (e) The Agreements in the form attached as Exhibit C duly executed by each of the Stockholders ("Stockholder
     Agreements").

          (f) The Disclosure Schedule as described in Section 6.16 hereof.

          (g) Possession and control, together with proper signature authority, of the bank accounts and other deposits of Lockert Jackson.

          (h) All stock certificates representing the Shares, together with stock powers executed in blank.

     4.2 Deliveries to the Stockholders. Concurrently with its execution and delivery of this Agreement, the Purchaser is delivering to the Stockholders the following:

          (a)  A wire transfer of funds representing the Purchase
     Price and the amounts payable by Purchaser under Section 5 of the Noncompetition Agreements to the Stockholders as follows:

          Name                     Amount Payable

          Ellen Lockert                 $900,000
          Nina Jackson                  $900,000
          Christine Marit Saltrones     $200,000

          (b) The Noncompetition Agreements, duly executed by the Purchaser.

          (c) The Stockholder Agreements, duly executed by Lockert Jackson and the Purchaser as guarantor.

          (d) A wire transfer of $96,562.97 to Ms. Nina Jackson in full satisfaction of the note payable by Lockert Jackson.

          (e) A wire transfer of $15,014.37 to Mr. Larry Jackson in full satisfaction of the note payable by Lockert Jackson.

          (f)  A wire transfer of $316,400.31 to American Marine
     Bank in full satisfaction of the notes payable by Lockert
     Jackson and satisfactory evidence of the release of the personal guarantees of Ms. Ellen Lockert and Ms. Nina Jackson, the and the Deeds of Trust and security agreements with respect to such note.

          (g) Payment of up to $100,000 of the brokerage, accounting and legal expenses incurred by Lockert Jackson and the Stockholders in connection with the transactions contemplated in this Agreement, which expenses are set forth as Liabilities in Schedule 3.8B.

          (h) A certificate of an authorized officer of Purchaser to the effect that based upon Purchaser's review of the agreements, contracts, instruments and other documents delivered by Stockholders to, and reviewed by Purchaser, in connection with this Agreement, Purchaser has no reason to believe that at the time of the closing of the transactions contemplated herein the Stockholders were in breach of any of the representations and warranties contained in Article 3 above.

          (i) An undertaking to abide by any severance plan reviewed by Purchaser regarding Lockert Jackson employees put into place prior to the closing of the transactions contemplated herein.

          (j) Promptly after the closing of the transactions contemplated herein, the Purchaser will cause Lockert Jackson to change its name to one not utilizing the words "Lockert" or "Jackson."

                                 ARTICLE 5

                              INDEMNIFICATION

     5.1 Indemnification of the Purchaser. The Stockholders, jointly and severally agree to indemnify and hold harmless the Purchaser, each affiliate of the Purchaser, and each officer, director, stockholder and employee of the Purchaser (collectively, the "Purchaser Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, "Purchaser Indemnified Costs") which any of the Purchaser Indemnified Parties may sustain, or to which any of the Purchaser Indemnified Parties may be subjected, arising out of any breach or default by any of the Stockholders of or under any of their respective representations, warranties, covenants, agreements, or contained in this Agreement or any agreement or document executed in connection herewith.

     5.2 Indemnification of the Stockholders. The Purchaser agrees to indemnify and hold harmless the Stockholders (collectively, the "Lockert Jackson Indemnified Parties" and, collectively with the Purchaser Indemnified Parties, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and attorneys' fees incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Lockert Jackson Indemnified Costs" and, collectively with the Purchaser Indemnified Costs, the "Indemnified Costs") which any of the Lockert Jackson Indemnified Parties may sustain, or to which any of the Lockert Jackson Indemnified Parties may be subjected, arising out of any breach or default by the Purchaser under any of the representations, warranties, covenants, agreements, or contained in this Agreement or any agreement or document executed in connection herewith, or arising from the operations of Lockert Jackson as conducted by Purchaser after the effective date of this Agreement.

     5.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the party who is obligated to provide indemnification hereunder (the "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

          (a) If an Indemnifying Party, elects to contest or defend any such action, proceeding, demand or claim, neither the Indemnified Party nor its successors or assigns shall admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnifying Party so long as any Indemnifying Party is contesting or defending the same in good faith, and the Indemnified Party (and its successors and assigns) shall cooperate with the Indemnifying Party in the contest or defense thereof and, subject to the following subsections, shall accept any settlement thereof recommended by a majority in interest of the Indemnifying Parties so long as the amount such settlement is paid by the Indemnifying Parties;

          (b) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action, or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action;

          (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgement of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgement, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgement could have a material adverse effect on its business or, in the case of an Indemnified Party who is a natural person, on her or her assets or interests;

          (d) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

          (e) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgement of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgement which would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party.

The parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 5 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     5.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 5.3 hereof because no third-party action is involved, the Indemnified
Party shall notify the Indemnifying Party in writing of any Indemnified Costs which he, she, or it claims are subject to indemnification under the terms hereof.

     5.5  Limitations on Liability.

          (a) Notwithstanding anything to the contrary contained in this Agreement, the Stockholder shall be liable under the indemnification provisions of Article 5 hereof or otherwise have any liability for any misrepresentation or breach of warranty under this Agreement or otherwise have any liability in connection with the transactions contemplated by this Agreement to the extent that:

               (i) the existence of such liability, the breach of warranty or the falsity of the representation upon which such liability would be based is specifically disclosed in this Agreement or any of the Schedules attached hereto, or any document specifically disclosed herein or therein; or

               (ii) such liability is based upon a claim, assessment or deficiency for federal, state and/or local income or franchise taxes which arise from adjustments which have the effect only of shifting income, credits and/or deductions from one fiscal period to another; or

               (iii)     such liability results from returns or
          allowances in the ordinary course of business; or

               (iv) such liability is covered by one or more policies of insurance maintained by Lockert Jackson (or would have been covered by such insurance, had Purchaser continued the policies which Lockert Jackson had in effect as of the date prior to this Agreement).

          (b) The indemnities set forth in Article 5 hereof and all representations, warranties contained in this Agreement shall expire one (1) year after the closing of the transactions contemplated in this Agreement, and neither Purchaser nor the Stockholders shall have any liability under the indemnification provisions of Article 5 hereof or otherwise have any liability under this Agreement or otherwise in connection with the transactions contemplated by this Agreement (other than for obligations that expressly extend beyond such one (1) year period, specifically including, but not limited to, the payments due under the Noncompetition Agreements and Stockholder Agreements), unless:

               (i) the party seeking indemnification gives written notice to the other parties of a claim for any such liability, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, before the expiration of such one (1) year period, and

               (ii) if such claim is not satisfied by the party from which indemnification is sought within thirty (30) days after the giving of such notice, the party seeking indemnification commences a legal action or proceeding against the other party with respect to such claim within forty five (45) days after such thirty (30) day period.

          (c) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party proposes to hold one or more of the other parties (collectively the "Indemnitors") liable under the provisions of this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Indemnitors shall have no liability therefor unless:

               (i) the Indemnitors shall have received written notice of such action, proceeding, claim, demand or assessment within thirty (30) days after Purchaser acquires knowledge thereof; and

               (ii) the Indemnitors shall have received copies of all information and documents relating thereto within thirty (30) days after Purchaser's receipt thereof.

          (d)  It is specifically understood and agreed that:

               (i) in the event a misrepresentation or breach of warranty or covenant is discovered by any party and asserted by it after the date hereof, the remedy of that party shall be limited to indemnification as set forth in
          Article 5 hereof (as limited by the provisions set forth in this Section 5.5 or elsewhere in this Agreement), and no party shall be entitled to a rescission of this Agreement; and

               (ii) in the event the effect of any
          misrepresentation or breach of warranty or other provision contained in this Agreement or in any document referred to herein is that the dollar amount of Lockert Jackson's assets has been overstated on the Financial Statements or the dollar amount of Lockert Jackson's liabilities has been understated on the Financial Statements, the Purchaser's damages caused by such overstatement or understatement shall in no event exceed the net amount by which such overstated assets and/or understated liabilities reduces the tangible net worth of the business being acquired by Purchaser hereunder as reflected on the Financial Statements.

          (e) An Indemnified Party shall not be entitled to assert any claim for indemnification under this Article 5 unless and until such time as all claims for Indemnified Costs of the Indemnified Party exceed $20,000 in the aggregate (the "Basket"). Once all Indemnified Costs of an Indemnified Party exceed the Basket, the Indemnified Party shall, subject to the terms of this Article 5, be entitled to full indemnification for all Indemnified Costs, including those comprising the Basket.

          (f) Notwithstanding anything to the contrary contained in this Agreement or otherwise, in the event that, notwithstanding the limitations contained in this Section 5.5 or elsewhere in this Agreement, the Stockholders nevertheless becomes liable to Purchaser, in no event shall the aggregate amount of the Stockholders' liability (including but not limited to any and all liabilities for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the sum of $2,500,000 (the "Liability Limit"); provided that the obligations of each of the Stockholders to indemnify the Purchaser Indemnified Parties shall be limited to that Stockholders proportionate share of the Liability Limit based upon their respective ownership percentage of the Shares immediately prior the closing of the transactions contemplated herein.

                                 ARTICLE 6

                               MISCELLANEOUS

     6.1 Collateral Agreements, Amendments, and Waivers. This Agreement (together with the documents delivered in connection herewith) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     6.2 Successors and Assigns. No rights or obligations of any party under this Agreement may be assigned (except that the Purchaser may assign its rights and obligations to any affiliate thereof). Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 6.2, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, and successors.

     6.3 Expenses. Except as contemplated in Section 4.2(h), each of the parties shall pay its own respective costs and expenses, including but not limited to attorneys' fees, incurred in connection with this Agreement.

     6.4 Sales Taxes. The parties expressly agree that the Stockholders shall be responsible for and shall pay all federal, Washington State, or local Washington taxes arising by reason of or resulting from the sale of the Shares as contemplated hereby.

     6.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, the parties expressly agree that the court or other judicial or administrative tribunal holding such provision illegal, invalid or unenforceable shall reform such provision, but only to the extent necessary to render such provision legal, valid and enforceable, and such reformed provision shall be added automatically as a part of this Agreement.

     6.6 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     6.7 Notices. Any notices required or permitted to be given under this Agreement (and, unless otherwise expressly provided therein, under any document delivered in connection with this Agreement) shall be given in writing and shall be deemed received
(a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by facsimile or similar device, or (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or her address indicated below:

     If to the Purchaser:     Westcott Communications, Inc.
                              1303 Marsh Lane
                              Carrollton, Texas 75006
                              Attn: Mr. Jack T. Smith
                              Fax No: (214) 716-5105

     If to the Stockholders:  Ms. Ellen Lockert
                              10191 NE South Beach Drive
                              Bainbridge Island, WA 98110

                              Ms. Nina Jackson
                              10191 NE South Beach Drive
                              Bainbridge Island, WA 98110

                              Ms. Marit Saltrones
                              P.O. Box 10508
                              Bainbridge Island, WA 98110

     With a copy to:          Riddell, Williams, Bullitt &
                              Walkinshaw
                              1001 Fourth Avenue Plaza, Suite 4400
                              Seattle, Washington 98154
                              Attn: Mr. Mark Maghie
                              Fax No.: (206) 389-1708

Each party may change its address for purposes of this Section 6.7 by proper notice to the other parties.

     6.8 Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party or of any information any party may have in respect thereof, all covenants, representations, and warranties made under this Agreement or in connection with the transactions contemplated hereby shall survive the closing of the transactions contemplated hereby for a period of one (1) year.

     6.9 Further Assurances. From time to time hereafter, at the request of the Purchaser, but without further consideration, each of the Stockholders shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Purchaser may reasonably request in order more effectively to consummate the transactions contemplated hereby.

     6.10 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

     6.11 Best Knowledge.  When used in this Agreement, the term
"best knowledge" (or any variation thereof) refers to knowledge obtained after reasonable inquiry of appropriate records, agreements, instruments and other documents maintained in the ordinary course at the offices of Lockert Jackson.

     6.12 Dispute Resolution. In the event of a dispute involving the covenants, representations or warranties set forth in this Agreement, then upon the written request of any party, each party will designate an officer (the "Negotiator") who will meet for the purpose of endeavoring to resolve the dispute. If the party is not a natural person, the Negotiators must be of a rank of Vice President or comparable status within their respective organizations, and shall have the authority to resolve the dispute in accordance with this section. If the party is a natural person, that person (or her counsel provided that such counsel has full power and authority to bind the person) shall be the Negotiator. The Negotiators shall meet as often as the parties reasonably deem necessary in order to discuss the problem and/or negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding. During the course of such negotiation, all reasonable requests for information made by one party to the other will be honored. The specific format for the discussions will be left to the discretion of the Negotiators. No formal proceedings for the resolution of such dispute may be commenced until the first to occur of: (a) the Negotiators conclude in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely; (b) sixty (60) days from the date the Negotiators first meet; or (c) thirty (30) days from the first written request under this paragraph for resolution of the matter in issue, if the Negotiators have failed to meet within such thirty
(30) day period.

     6.13 Interpretation. The parties hereto acknowledge and agree that (a) each party and its counsel has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

     6.14 Governing Law. THE LAW OF THE STATE OF TEXAS WILL GOVERN THE INTERPRETATION, VALIDITY AND EFFECT OF THIS AGREEMENT WITHOUT REGARD TO THE PLACE OF EXECUTION OR THE PLACE OF PERFORMANCE THEREOF. NOTWITHSTANDING THE PARTIES' SELECTION OF THE LAWS OF THE STATE OF TEXAS TO GOVERN THIS AGREEMENT, THE PARTIES HEREBY AGREE THAT EXCLUSIVE JURISDICTION FOR ANY CLAIM ARISING UNDER THIS

AGREEMENT WILL LIE IN KING COUNTY, WASHINGTON, AND EACH OF THE
PARTIES HEREBY CONSENTS TO SUCH JURISDICTION.

     6.15 Headings. The headings, captions, and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of this Agreement or affect the meaning hereof.

     6.16 Sections; Exhibits. All references to "Sections", "Subsections", "Schedules", and "Exhibits" herein are, unless specifically indicated otherwise, references to sections, subsections, schedules, annexes, and exhibits of and to this Agreement.

     6.17 Disclosure Schedule. All references to Schedules are, unless specifically indicated otherwise, references to individual schedules contained in the Disclosure Schedule to this Agreement of even date herewith which is made a part hereof for all intents and purposes.

     6.18 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     6.19 Counterparts. This Agreement may be executed in multiple counterparts; provided that all such counterparts together shall be deemed to constitute one agreement. This Agreement may be executed by facsimile signatures.

     The parties have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


WESTCOTT COMMUNICATIONS, INC.         /S/ ELLEN LOCKERT
                                      Ellen Lockert


By:/S/ JACK T. SMITH                  /S/ NINA JACKSON
   Jack T. Smith, President           Nina Jackson

                                      /S/ MARIT SALTRONES
                                      Christine Marit Saltrones

                                 EXHIBIT A

                               STOCKHOLDERS


               Name                     Shares Held

          Ms. Ellen Lockert                      450

          Ms. Nina Jackson                       450

          Ms. Marit Saltrones                    100

                                  EXHIBIT B

                          NONCOMPETITION AGREEMENT


     This Noncompetition Agreement (the "Agreement") is entered into as of March 29, 1995, by _______________ ("______"), a resident of
Washington and a stockholder of Lockert Jackson and Associates, Inc. (the "Company"), and Westcott Communications, Inc., a Texas corporation ("Westcott").

                                 BACKGROUND:

     Concurrently with the execution of this Agreement, the stockholders of the Company are entering into that certain Stock Purchase Agreement with Westcott (the "Purchase Agreement"), pursuant to which the Company will become a wholly-owned subsidiary of Westcott for the consideration and upon the terms and conditions set forth in the Purchase Agreement.

     ______ has extensive knowledge of the business, operations, and affairs of the Company and is able to irreparably harm Westcott and substantially impair the value of the Company to Westcott if ______ or any business owned in whole or in part by ______ directly or indirectly competes with the businesses engaged in by the Company.

     The execution by ______ of this Agreement constitutes a material inducement for Westcott to acquire the Company.

                                 AGREEMENTS:

     In consideration of the respective representations, warranties, covenants, and conditions set forth in this Agreement, the parties agree as follows:

     1. Term. The "Term of Noncompetition" means the period beginning the date hereof and continuing until the date that is five
(5) years from the date hereof.

     2. Competing Business. During the Term of Noncompetition, ______ will not engage, directly or indirectly, individually or as a principal, shareholder (other than a holder of fewer than 5% of the outstanding shares of a publicly-traded company), consultant, partner, joint venturer, agent, equity owner or in any other capacity whatsoever in any business enterprise (regardless of whether it is a corporation, partnership, business association, or other entity) that constitutes a Competing Business. The term "Competing Business" means any enterprise that produces, markets, distributes, sells or otherwise provides any educational training or informational services to the following: (a) emergency medical industry, or (b) regarding workplace safety, whether through the use of any method of video distribution to persons within the territory of the United States or Canada. Notwithstanding the foregoing, Westcott acknowledges and agrees that ______'s activities in writing fictional plays, novels, short stories, screenplays and the like, regardless of whether the same may be produced for video or television broadcast, shall not be deemed to constitute a violation of this Agreement. [In addition, ______ may develop and produce video products, (x) in the nature of a video user's manual, solely for use and distribution in connection with a specific product, and (b) other custom video products, so long as such custom video products are to be used solely for "in-house" purposes and not for distribution. ]

     In addition, during the Term of Noncompetition, ______ will not intentionally, directly or indirectly, individually or as a principal, shareholder (other than a holder of fewer than 5% of the outstanding shares of a publicly-traded company), consultant, partner, joint venturer, agent, equity owner or in any other capacity whatsoever attempt to persuade, entice, induce or influence the relationship between the Company and any party listed by Company as a customer or subscriber on the certificate delivered to Westcott pursuant to Section 4.1(a) of the Purchase Agreement in a manner which is injurious to such relationship.

     3. Confidential Information. ______ acknowledges that she has heretofore had access to Confidential Information (as hereinafter defined) of the Company related to the Company ("Company Information") and may hereafter have access to Confidential Information of Westcott and its affiliates. Accordingly, ______ agrees that she will not at any time during the term of this Agreement, directly or indirectly, use for her own account, disclose to any person or reveal, divulge, disclose or communicate to any person, firm or corporation, other than officers, directors and employees of Westcott, in any manner whatsoever, Confidential Information about Westcott or its affiliates or Company Information. ______ agrees to deliver to Westcott, at any time Westcott may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) embodying Confidential Information of Westcott or its affiliates and Company Information which she may then possess or have under her control. As used herein, "Confidential Information" of an entity or person, including without limitation any predecessors of such entity or person, means information of any kind, nature or description which is disclosed to or otherwise known to ______ as a direct or indirect consequence of her ownership of the capital stock, employment and/or other association (whether past or future) with such entity or person, which information is not published or generally known in the businesses in which such entity or person is engaged, including, without limitation, information concerning products, production and distribution methods or procedures, goods, services, business methods or procedures, financial affairs, business plans, vendors, vendor requirements, customers, customer requirements and production or marketing methods or plans.

     4. Equitable and Other Relief. In the event of a breach or threatened breach by ______ of the provisions of Section 2 or Section 3 of this Agreement, ______ acknowledges and agrees that such a breach or threatened breach will cause irreparable injury to Westcott for which an adequate remedy is not available at law. Therefore, the parties agree that Westcott shall be entitled, without the posting of any bond, to an injunction restraining ______, in whole or in part, from such breach or threatened breach. Nothing herein shall be construed as prohibiting Westcott from pursuing any other remedies available to Westcott for such breach or threatened breach at law or in equity, including the recovery of damages from ______. ______ acknowledges that the possible restrictions on her activities which may occur as a result of the performance of her obligations under Sections 2 and 3 of this Agreement are reasonably required for the protection of Westcott and its investments. ______ agrees that in the event of any violation of any of the provisions of this Agreement by her, Westcott, in addition to such other rights and remedies as it may have at law or in equity, shall be entitled to an injunction to be issued by a court of competent jurisdiction restraining and prohibiting her from committing or continuing any violation of such provisions.

     Notwithstanding any other provision to the contrary contained in this Agreement, in no event shall the aggregate amount of damages awarded against ______ (including but not limited to any and all liabilities for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the amount ______ has received from Westcott under this Agreement.

     5. Consideration. As consideration for entering into this Agreement, Westcott shall pay to ______ the sum of _________________ payable by wire transfer upon the execution of this Agreement.

     6. Assignability. ______ may not, without the prior written consent of Westcott, assign, transfer, or convey this Agreement or any interest herein. This Agreement and all rights and obligations of Westcott shall be binding upon and inure to the benefit of its successors and assigns. The term "successor" shall mean any person, corporation, or other entity that, by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of Westcott or succeeds to one or more lines or business of Westcott.

     7. Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

     8. Separate Agreement. This Agreement is separate and distinct from the Purchase Agreement, and breach or termination of the Purchase Agreement shall not be deemed a breach or termination of this Agreement. This Agreement supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

     9. Interpretation. The parties hereto acknowledge and agree that (i) each party and its counsel has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

     10. Attorney's Fees. In the event that one of the parties hereto brings suit against the other party hereto based upon or arising out of a breach of this Agreement, the parties hereto agree that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken, shall be entitled to recover her or its reasonable attorney's fees and expenses from the party which is not successful.

     11. Governing Law. THE LAW OF THE STATE OF TEXAS WILL GOVERN THE INTERPRETATION, VALIDITY AND EFFECT OF THIS AGREEMENT WITHOUT REGARD TO THE PLACE OF EXECUTION OR THE PLACE OF PERFORMANCE THEREOF. NOTWITHSTANDING THE PARTIES' SELECTION OF THE LAWS OF THE STATE OF TEXAS TO GOVERN THIS AGREEMENT, THE PARTIES HEREBY AGREE THAT EXCLUSIVE JURISDICTION FOR ANY CLAIM ARISING UNDER THIS AGREEMENT WILL LIE IN KING COUNTY, WASHINGTON, AND EACH OF THE PARTIES HEREBY CONSENTS TO SUCH JURISDICTION.

     12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or
unenforceable provision or by its severance therefrom.    Furthermore,
the parties expressly agree that the court or other judicial or administrative tribunal holding such provision illegal, invalid or unenforceable shall reform such provision, but only to the extent necessary to render such provision legal, valid and enforceable, and such reformed provision shall be added automatically as a part of this Agreement.

     13. Counterparts. This Agreement may be executed in multiple counterparts; provided that all such counterparts together shall be deemed to constitute one agreement. This Agreement may be executed by facsimile signatures.

     The parties have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.


                                   ______________________________
                                   _____________


                                   WESTCOTT COMMUNICATIONS, INC.


                                   By:___________________________
                                      Jack T. Smith, President

                                 EXHIBIT C

                                 AGREEMENT


     This Agreement (this "Agreement") is made and entered into as of March 29, 1995 (the "Effective Date") by and between Lockert Jackson and Associates, Inc., a ______ corporation (the "Company"), and __________ an individual residing in the state of Washington ("______"), and for the limited purpose of guarantying the obligations of the Company in accordance with Section 8 hereunder, Westcott Communications, Inc., a Texas corporation and the parent company of the Company ("Westcott").

                                BACKGROUND:

     In accordance with Stock Purchase Agreement (the "Purchase Agreement") effective as of March 1, 1995, between the Company and stockholders of Lockert Jackson and Associates, Inc., a Washington corporation ("Lockert Jackson"), Lockert Jackson will become a wholly-owned subsidiary of the Company.

     ______ has extensive knowledge of the business, operations and affairs of Lockert Jackson.

     The Company desires to obtain the services of ______ and the agreements of ______ as hereinafter set forth, and ______ is willing to furnish her personal services and furnish such agreements, all on the terms and conditions set forth in this Agreement.

     Prior to the date of this Agreement, ______ has deferred receiving certain amounts of compensation due her from the Company (the "Deferred Compensation") for services previously rendered to the Company.

     After the date of this Agreement, the Company desires to pay to ______ the Deferred Compensation on the terms and conditions set forth in this Agreement, and ______ has accepted such terms and conditions.

     As an inducement for ______ entering into this Agreement, Westcott has agreed to guaranty the payment obligations of the Company to ______ under this Agreement.

                                AGREEMENTS:

     In consideration of the mutual covenants set forth in this Agreement,, the parties agree as follows:

     1. Consulting Services. The Company hereby retains ______ as an independent contractor and not as an employee of the Company in an advisory and consultative capacity during the term of this Agreement (the "Term"). During the Term, ______ agrees to make available to the Company her knowledge, expertise and advise regarding Lockert Jackson and matters relating to the business of Lockert Jackson at reasonable and mutually agreeable times.

     ______ agrees not to enter into contracts on behalf of the Company, or bind the Company to future commitments without the prior written approval of such contract or commitment from the Chief Executive Officer or the President of the Company.

     2. Nonexclusive Agreement. The Company acknowledges that ______ is or may be involved in other businesses, and that, subject to the provisions of Section 9 hereof regarding the use or disclosure of Confidential Information (defined below), this Agreement shall not limit ______ from engaging in any business or other activity which is consistent with the provisions of that certain Noncompetition Agreement between the Company and ______ of even date herewith.

     3. Term. The Term shall commence on the Effective Date of this Agreement and shall expire on March 28, 1998 (the "Expiration Date"), unless the Term is otherwise extended or earlier terminated pursuant to the terms of this Agreement.

     4. Compensation. As compensation for services rendered to the Company pursuant to this Agreement, and in full satisfaction of any and all Deferred Compensation, the Company shall pay to ______ the sum of _______________ per year payable in equal monthly installments during the Term (the "Consideration"). ______ shall be responsible for any and all state and federal income tax withholding, and any applicable FICA and FUTA.

     5.   Primary Location of Consultant's Performance; Office.
Unless otherwise agreed between ______ and the Company, ______ shall not be required to travel outside the Puget Sound region in order to provide any services under this Agreement.

     6. Early Termination of Term of Agreement; Effect of Termination. The Term and the retention of ______ hereunder may be terminated (a "Termination") prior to the Expiration Date by ______ if the Company materially breaches its obligations under this Agreement, if ______ gives written notice of Termination to the Company specifying such breach, and if such breach continues for thirty (30) days after the receipt of such written notice from ______; except, that if the breach is a breach of an obligation to make a Consideration, then the period referred to in the preceding clause will be ten (10) business days. In the event of a Termination pursuant to this Section 6, ______ shall be entitled to accelerate all Consideration due under this Agreement for the remainder of the Term as if this Agreement had not been terminated, which payments shall become immediately due and payable by the Company. Notwithstanding the foregoing, the provisions of Sections 9 through 12 of this Agreement shall survive any Termination.

     7. Expenses. The Company shall pay or reimburse ______ for reasonable business expenses incurred or paid by ______, upon presentation of expense statements or vouchers in accordance with the Company's regular reimbursement policies; provided that such expenses have been approved, in writing and in advance, by the Company.

     8. Westcott Guaranty. Westcott hereby unconditionally and irrevocably guarantees the prompt payment of all amounts due from the Company to ______ or to the proper taxing authorities as required under this Agreement. This guaranty is for the benefit of ______ and her successors and permitted assigns and is binding not only on Westcott, but on Westcott's successors and permitted assigns. Westcott acknowledges that upon default of this Agreement by the Company, ______ may proceed directly against Westcott without first or contemporaneously seeking to institute suit or exhaust remedies against the Company. Westcott hereby waives any and all defenses to the enforcement of the Company's obligations hereunder, except for payment in full.

     9. Confidential Information. ______ acknowledges that she has heretofore had access to Confidential Information (as hereinafter defined) of the Company and may hereafter have access to Confidential Information of the Company and its affiliates. Accordingly, ______ agrees that she will not at any time during the term of this Agreement and for a period of two years thereafter directly or indirectly, use for her own account, disclose to any person or reveal, divulge, disclose or communicate to any person, firm or corporation, other than officers, directors and employees of the Company, in any manner whatsoever, Confidential Information about the Company or its affiliates. ______ agrees to deliver to the Company, at any time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) embodying Confidential Information of the Company or its affiliates which she may then possess or have under her control.
As used herein, "Confidential Information" of an entity or person, including without limitation any predecessors of such entity or person, means information of any kind, nature or description which is disclosed to or otherwise known to ______ as a direct or indirect consequence of her ownership of the capital stock, employment and/or other association (whether past or future) with such entity or person, which information is not published or generally known in the businesses in which such entity or person is engaged, including, without limitation, information concerning products, production and distribution methods or procedures, goods, services, business methods or procedures, financial affairs, business plans, vendors, vendor requirements, customers, customer requirements and production or marketing methods or plans. The Company shall use reasonable efforts to give written notice to ______ with respect to information which the Company deems confidential; however, it is the intent of the parties that all information which is not generally public or generated from public information be deemed confidential consistent with the proprietary nature of such information. The obligation of ______ pursuant to this Section 9 shall be in effect during the Term and shall survive and continue after the end of the Term.

     10. Equitable and Other Relief. In the event of a breach or threatened breach by ______ of the provisions of Section 9 of this Agreement, ______ acknowledges and agrees that such a breach or threatened breach will cause irreparable injury to the Company for which an adequate remedy is not available at law. Therefore, the parties hereto agree that the Company shall be entitled, without the posting of any bond, to an injunction restraining ______, in whole or in part, from such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach at law or in equity, including the recovery of damages from ______. ______ acknowledges that the possible restrictions on her activities which may occur as a result of the performance of her obligations under Section 9 of this Agreement are reasonably required for the protection of the Company and its investments.

     Notwithstanding any other provision to the contrary contained in this Agreement, in no event shall the aggregate amount of ______'s liability (including but not limited to any and all liabilities for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the amount ______ has or is to receive from the Company under this Agreement.

     11. Payment Default; Interest. Any past due consulting compensation shall accrue interest beginning on the day after such payment becomes past due at a rate equal to one and one-half percent of such past due amount per month. Interest shall be calculated on the basis of 30-day months and a 360-day year. In the event the Company fails to pay the consulting fee within 30 days after such fee is due, Consultant may declare to be due all consulting fees payable during the remainder of the Term. Nothing herein shall be construed as prohibiting ______ from pursuing any other remedies available to Consultant for any failure by the Company to pay any sums when due under this Agreement.

     12.  Miscellaneous.

          a. Notices. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (a) when personally delivered to the relevant party at such party's address as set forth below, (b) when confirmed if delivered by facsimile or similar device, or
     (c) if sent by mail, on the third day following the date when deposited in the United States mail, certified or registered mail, postage prepaid, to the relevant party at its or her address indicated below:

     Company:       Westcott Communications, Inc.
                    1303 Marsh Lane
                    Carrollton, Texas  75006
                    Attention: Jack T. Smith
                    Fax No: (214) 716-5105

     Consultant:



     with a copy to:     Riddell, Williams, Bullitt & Walkinshaw
                    1001 Fourth Avenue Plaza, Suite 4400
                    Seattle, Washington 98154
                    Attn: Mr. Mark Maghie
                    Fax No.: (206) 389-1708

     Each party may change its address for purposes of this
     Section 11(a) by proper notice to the other parties.

          b. Offset. Neither the Company nor ______ may claim any offset against any of their respective obligations arising under this Agreement that they may now or hereafter have with respect to any obligation, covenant or agreement arising under or in connection with any other transaction or relationship between the parties (each individual claim being an "Other Obligation"), until such time as such Other Obligation has been finally determined whether by court of law or other judicial or administrative tribunal or upon agreement of the parties.

          c. Entire Agreement. This Agreement supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the
     subject matter hereof.   Any modification or amendment to, or
     waiver of, any provision of this Agreement (or any document delivered in connection herewith unless otherwise expressly provided therein) may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

          d. Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power, or privilege.

          e. Governing Law. THE LAW OF THE STATE OF TEXAS WILL GOVERN THE INTERPRETATION, VALIDITY AND EFFECT OF THIS AGREEMENT WITHOUT REGARD TO THE PLACE OF EXECUTION OR THE PLACE OF PERFORMANCE THEREOF. NOTWITHSTANDING THE PARTIES' SELECTION OF THE LAWS OF THE STATE OF TEXAS TO GOVERN THIS AGREEMENT, THE PARTIES HEREBY AGREE THAT EXCLUSIVE JURISDICTION FOR ANY CLAIM ARISING UNDER THIS AGREEMENT WILL

     LIE IN KING COUNTY, WASHINGTON, AND EACH OF THE PARTIES HEREBY CONSENTS TO SUCH JURISDICTION.

          f. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, the parties expressly agree that the court or other judicial or administrative tribunal holding such provision illegal, invalid or unenforceable shall reform such provision, but only to the extent necessary to render such provision legal, valid and enforceable, and such reformed provision shall be added automatically as a part of this Agreement.

          g. Assignability. ______ may not, without the prior written consent of the Company, assign, transfer, or convey this Agreement or any interest herein. This Agreement and all rights and obligations of the Company shall be binding upon and inure to the benefit of its successors and assigns. The term "successor" shall mean any person, corporation, or other entity that, by merger, consolidation, purchase of assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines or business of the Company.

          h. Interpretation. The parties hereto acknowledge and agree that (i) each party and its counsel has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement.

          i. Attorney's Fees. In the event that one of the parties hereto brings suit against the other party hereto based upon or arising out of a breach of this Agreement, the parties hereto agree that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken shall be entitled to recover her or its reasonable attorney's fees and expenses from the party which is not successful.

          j. Counterparts. This Agreement may be executed in multiple counterparts; provided that all such counterparts together shall be deemed to constitute one agreement. This
     Agreement may be executed by facsimile signatures.

          The parties have duly executed this Agreement in one or more counterparts (all of which shall constitute one and the same agreement) as of the day and year first above written.



                                   ______________________________
                                   _____________


                                   WESTCOTT COMMUNICATIONS, INC.



                                   By:___________________________
                                      Jack T. Smith, President